PIXIEM + WDA
Wireless Pass Through Distribution Agreement

THIS PASS THROUGH DISTRIBUTION AGREEMENT, including the Exhibits (this "Agreement"), effective as of May 27, 2005 (the "Effective Date"), is hereby made by and between WirelessDeveloper, Inc., (d/b/a WirelessDeveloper Agency), **a Michigan Corporation, 2875 Northwind Drive, East Lansing, MI 48823 U.S.A.** ("WDA") and Pixiem Inc., **a Delaware Corporation, 238 Russel Ave., Edgewater, NJ 07020 U.S.A.** ("Publisher"), may be referred to individually as the "Party" and collectively as the "Parties".

Recitals

1. WHEREAS, WDA represents the Publisher in connection with the licensing of the Publisher's work, name, likeness, trademarks, and other designs which have become associated with the Publisher; and
2. WHEREAS, Publisher desires to sell and distribute its Content to users of wireless communications devices or to wireless network operators or similar intermediaries identified in the attached Exhibits.

Definitions

3. Channel. A company or an intermediary to a company that sells wireless content and services directly to its wireless end-user.
4. Content. The various products that will be sold and distributed by the Channel as referenced in the attached Exhibit C.

Grant of Rights:

5. Ownership. Publisher owns all right, title, and interest in the Content and all intellectual property rights inherent in the Content, including all changes and improvements requested or suggested by Channel in the support and maintenance of the Content. Publisher ensures that all copies of the Content in Publisher's possession or control incorporate copyright and other proprietary notices. Publisher will promptly notify WDA in writing upon its discovery of any unauthorized use of the Content.
6. Grant to WDA and the Channel's Customers. Publisher grants WDA an exclusive right for a period of four (4) months to sell and distribute the Content to the Channel to enable Channel's Customers to access the Content subject to the terms and conditions set forth in the attached Exhibits.

Royalties Distribution:

7. Payment and Collection. WDA is responsible for collecting all royalty payments due from the Channel. After receipt of such royalty payments from the Channel, WDA will distribute Publisher's revenue share as set forth in the attached Exhibit D within thirty (30) business days.
8. Fees and Adjustments. Agency will recoup costs associated with the collection and disbursement of any royalties, payments or other remuneration received by Agent pursuant to sales of Content, including (i) bank fees charged to accept an international wire transfer, (ii) bank fees charged to accept foreign bank draft, (iii) bank fees associated with currency conversions, (iv) any foreign taxes or levies which must be withheld and paid, and (v) any other direct money-handling expense which Agent can reasonably document.
9. WDA 's ("Agency Commission") is on the Net Revenue earned from all Wireless Content sold through any Distribution Wireless Channel as described in Appendix A. Publisher receives the remainder, less any Adjustments. Net Revenue is defined as the actual payment received from the Channel.
10. Taxes. Publisher is responsible for paying any and all international, federal, state and local sales, use, value-added and excise taxes, any other taxes or duties of any nature whatsoever assessed upon or with respect to the Content provided and licensed under this Agreement, or otherwise arising from this Agreement. Publisher further agrees to abide by the tax provisions set forth in any Channel Agreement entered into by WDA to sell or distribute Publisher's Content (such Agreement will be attached or may be appended to this Agreement in the future and subsequently incorporated as an Exhibit to this Agreement).

Representations and Warranties

11. WDA represents and warrants to Publisher the following:

    WDA has the full power to enter into this Agreement and to carry out its obligations under this Agreement. The exclusivity defined in section 6 will not apply, if the the WDA and Cingular direct license agreement is not executed by May 31, 2005.

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

12. Publisher warrants and represents to WDA the following:

    Publisher's Product and all its parts are either owned or properly licensed by Publisher or are in the public domain and the use thereof by Publisher, its representatives, resellers or end-users will not infringe any proprietary rights of any third party.

    Publisher has the full power to enter into this Agreement and to carry out its obligations under this Agreement.

Indemnification by WDA.

13. Obligation to Defend. WDA agrees to defend, indemnify and hold harmless Publisher and its officers, directors, employees, shareholders, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from, or arising out of WDA's breach of this Agreement or the terms set forth in any of the Exhibits attached to this Agreement.

Indemnification by Publisher.

14. Obligation to Defend. Publisher agrees to defend, indemnify and hold harmless WDA and its officers, directors, employees, shareholders, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from, or arising out of (i) any breach of this Agreement or the terms set forth in any of the Exhibits attached to this Agreement; (ii) any claim relating to Publisher's negligent use of the Content, and misrepresentations, and error and omission by Publisher or Publisher's failure to pay required taxes due under this Agreement; (iii) Publisher's failure to meet its responsibility for any warranties it makes with regard to the Content that go beyond the scope of this Agreement; and (iv) Publisher's failure to meet its responsibility for any levy made pursuant to any transaction under this Agreement in the nature of customs duties, value added tax (VAT), national sales tax, or any similar tariffs and fees.

15. Conditions. As a condition to such defense and indemnification, WDA agrees to provide Publisher with prompt written notice of any arising claims and permit Publisher to control the defense, settlement, adjustment or compromise of any such claim. WDA retains the right to employ counsel at its own expense to assist it with respect to any arising claims; provided, however, that if such counsel is necessary because of a conflict of interest of either Publisher or its counsel or because Publisher does not assume control, Publisher will bear the expense of such counsel. WDA has no authority to settle any claim on behalf of Publisher.

Confidentiality

16. Confidentiality. The Parties agree that the terms and obligations as set forth in the attached Exhibit(s) from the Channel Agreement are confidential in nature. Further, the Parties agree to abide by any confidentiality terms set forth by the Channel, when applicable. The foregoing is complementary to the provisions of any Nondisclosure Agreement and the attached Exhibits that may have been entered into by the Parties to this Agreement are incorporated herein by reference.

17. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY ISLIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS OF THE AMOUNT RECEIVED BY WDA FROM THE CHANNEL DURING THE THREE (3) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCE GIVING RISE TO SUCH LIABILITY; (ii) ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES; OR (iii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES. THIS LIMITATION APPLIES DESPITE ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

Term and Termination

18. Term. This Agreement has a term of one (1) year commencing from the Effective Date, unless terminated sooner by written notice given by one of the Parties pursuant to this Section. This Agreement automatically renews for an additional successive one (1) year period, unless notice of non-renewal is given to the other Party no later than thirty (30) days prior to the expiration of the initial term or then current renewal term.

19. Termination. Either Party can terminate this Agreement for any reason by providing the written notice described pursuant to this Section.

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

20. WDA's Duties Upon Termination of this Agreement. WDA agrees to:

    (a) continue collecting the royalty payments and distribute the payments in accordance with the terms of this Agreement; and

    (b) oversee that the Channel includes all of Publisher's applicable proprietary right notices in all advertising materials throughout the term of this Agreement. Upon termination of this Agreement, WDA no longer has this responsibility.

21. Survival and Support After Termination. Except as otherwise set forth in other written Agreements between the Parties, Publisher is entitled to receive and retain all payments made or payable to Publisher prior to and after the date termination. Furthermore, in the event of any termination or expiration of this Agreement (i) all end-user (Channel's subscribers) licenses will remain in effect; and (ii) Publisher will continue to provide maintenance support to Channel as set forth in the attached Exhibits for products that are still in the channel, if any; and (iii) Publisher agrees to pay WDA royalties in the amount contemplated by this Agreement for a period of two (2) years after termination or expiration of this Agreement for any Content that was placed during the Term of this Agreement, or any upgrade, derivative, or version increment to that Content that WDA placed in the same Channel.

    Publisher reserves the right to withdraw content from the Channel at any time subject to the terms and conditions of the Channel Agreements.

22. Return of Materials. Within sixty (60) days after the termination or expiration of this Agreement, WDA will (i) return or destroy all sets of Content masters for all copies of the Content and all documentation, Proprietary Information and other materials delivered or furnished to WDA, and (ii) immediately cease all use of trademarks and trade names of Publisher.

Publisher's Duties

23. Publisher agrees to:

    (a) meet all proposed deadlines in this Agreement and any deadlines in the attached Exhibits for the sale and distribution of Publisher's Content;

    (b) maintain all proprietary rights associated with the Content;

    (c) supply as part of the standard documents when submitting content, documentation of any claimed proprietary rights, including but not limited to licensing rights;

    (d) provide WDA with the copyright and other proprietary notices that should be used in association with the Content by the Channel; and

    (e) abide by all the terms and conditions set forth in the attached Exhibit(s), including the terms found in the Channel Agreement.

    Furthermore, the Publisher acknowledges that the Channel Agreement will refer to the Publisher and WDA in the collective; however, the duties assigned in the Channel Agreement are distinguishable between the Publisher and WDA. Publisher agrees that all of WDA's duties are identified in this Agreement and in the Exhibit to this Agreement, despite the collective references made in the Channel Agreement. Any duties in the Channel Agreement, that are outside the scope of the duties assigned to WDA in this Agreement or its Exhibit, are assumed by the Publisher.

Miscellaneous

24. Relationship of Parties. The parties are independent contractors under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither party shall act in a manner that expresses or implies a relationship other than that of independent contractor.

25. Equitable Relief. Each Party acknowledges that, due to the unique nature of the other Party's confidential information, a breach of any confidentiality or proprietary rights provision of this Agreement or the Nondisclosure Agreement may cause the disclosing party to suffer irreparable damage, for which the award

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

of damages would not be adequate compensation. Therefore, the receiving party hereby consents to the issuance of an injunction, a decree for specific performance, or the enforcement of other equitable remedies against it by the disclosing party (including monetary damages if appropriate), to prevent such unauthorized use or disclosure.

26. Attorneys' Fees. In addition to any other relief awarded, the prevailing Party in any action arising out of this Agreement shall be entitled to reasonable attorneys' fees and costs in proportion to the liability assigned by the court.

27. Notices. Any notice required or permitted to be given by either Party under this Agreement must be in writing and be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by first class mail (registered or certified), to the duly authorized representative of other Party (unless otherwise specified, the individual who signed this Agreement). Notices will be deemed effective (i) five (5) working days after deposit, postage prepaid, if mailed; (ii) the next day if sent by overnight mail, or (iii) the same day if sent by facsimile and confirmed as set forth above.

28. Entire Agreement. This Agreement, including all exhibits that are incorporated in this Agreement by reference, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

    An Exhibit to this Agreement may be executed as an addendum to this Agreement at any time. In an event where there are conflicts in terms between an Exhibit and the main body of this Agreement, the Exhibit prevails, but only for the specific Licensed Product identified in that Exhibit.

29. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

Please acknowledge your agreement with the terms of our engagement by signing below.

Licensor: WirelessDeveloper, Inc.	Publisher: PIXIEM
BY [signature]	BY
Konstantin J. Zsigo, President	Sam Pasquale, VP Product Management
Dated: 5/27/05	Dated:

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

Appendix A

Breakdown of Commission: WDA will receive a commission, as specified below, and as referenced in Section 9 of the Agreement:

Content Type	Commission to WDA	Production Requirement of the Publisher
Wireless Games	15%	Publisher must pay for either QA/Testing of final deliverables made to any wireless operator; or must use a qualified porting company as mutually agreed to by WDA and Publisher.
Images (Branded Wallpapers)	22%	Publisher must supply to WDA high-res masters and WDA will manage all post-production and delivery of images WDA must agree to accept this content prior to falling under this definition of "Branded Wallpapers'. Otherwise the Standard Wallpapers definition will apply.
Images (Standard Wallpapers)	50%	Publisher must supply to WDA high-res masters and WDA will manage all post-production and delivery of images.
Ringtones (mastertones or polyphonic)	18%	Publisher must pay for the post-production, packaging and delivery of the ringtones by a qualified ringtone production company as mutually agreed to by WDA and Publisher.
Videos	15%	Publisher must pay for the post-production, packaging and delivery of the videos by a qualified wireless video production company as mutually agreed to by WDA and Publisher.

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

Exhibit B List of Wireless Channels Approved for Distribution by WDA

- Sprint PCS
- T-Mobile North America
- Cingular Wireless (AT&T Wireless)

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

Exhibit C Products Authorized to be sold thru Channels in Exhibit B

Wireless Games

Phase 1
Wimbledon 2005
ESPN Baseball

Products can be amended to Exhibit C by email or signed letter from Sam Pasquale, VP Product Management, Pixiem.

PIXIEM + WDA
Wireless Pass Through Distribution Agreement

Exhibit D Net Revenue Share, Terms and Conditions

These terms are subject to change and WDA will notify Publisher if terms are changed.

Carrier	Carrier Revenue Share	WDA & Publisher Net Revenue Share	Carrier Payment Terms to WDA
Sprint	35%	65%	30 days
T-Mobile	50%	50%	30 days
Cingular	35%	65%	30 days
Cingular (AT&T) *	30%	70%	30 days

* $250 minimum or $0.05 per download on wap page developed by OpenPath.

Cingular revenue share applies to key word SMS to provide link to download game from Motricity.